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Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

        We hereby consent to the inclusion of our report dated February 21, 2003 (except Note 2, for which the date is March 21, 2003 and Note 7, for which the date is March 25, 2003) on the balance sheet of Illinois River Energy, LLC as of December 31, 2002, and the related statements of operations, changes in members' equity and cash flows for the period from inception (February 20, 2002) to December 31, 2002 in the Post Effective Amendment No. 2 to Form SB-2 Registration Statement of Illinois River Energy, LLC, dated on or about April 4, 2003, and to the reference to our firm under the caption "Experts" in the Prospectus included therein.

/s/ BOULAY, HEUTMAKER, ZIBELL & CO. P.L.L.P.
Certified Public Accountants

Minneapolis, Minnesota
April 4, 2003

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  Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS